Exhibit 99.1

October 14, 2021 4:15pm Eastern

Air Industries Group Announces New $5.2 Million, Long-Term Agreement for the CH-53K Heavy Lift Helicopter

Bay Shore, NY -- (Business Wire) October 14, 2021 4:15pm Eastern – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors, is pleased to announce that its Sterling Engineering subsidiary has been awarded a new Long-Term Agreement (LTA) to deliver “Chaff Pods” for the new CH-53K heavy lift helicopter. Based on existing orders for the aircraft the LTA should have a minimum value in excess of $5.2 million.

This contract award is an important success for Air Industries and for our Sterling Engineering subsidiary. This is a significant program supporting important military needs. The CH-53K is a sea-based, long range, heavy-lift helicopter providing three times the lift capability of its predecessor and exceeding all other DOD rotary wing-platforms. The primary mission of the aircraft is to support the US Marine Corps in transporting personnel and equipment from naval ships to land in the Indo-Pacific Theater. Several allied militaries, notably Germany and Israel are either considering or committed to purchasing the aircraft.

One of our corporate goals is to increase our content on new and growing aircraft platforms. The CH-53K is just such a platform. With its development phase over, the Full-Rate Production (FRP) phase is just now beginning. Production of the helicopter is forecast to more than double from four (4) aircraft in 2022 to nine (9) in 2023, and then increase by an additional 2/3rds to fifteen (15) aircraft in 2026. It is expected that the CH-53K will remain in production through 2032 and beyond.

Air Industries has been and remains a supplier for earlier versions of the CH-53 and has a current backlog of more than $7.0 million on this aircraft platform. This award is Air Industries’ first for this latest version of the aircraft, and increases our backlog for all versions of the CH-53 by more than 70%, to approximately $12.5 million.

Mr. Lou Melluzzo, CEO of Air Industries commented: “This LTA award is important for a number of reasons. Air Industries has long been a supplier for Black Hawk helicopters, this award for the new CH-53K helicopter brings our backlog to near parity between these two products. In the past, our Long Island subsidiaries performed almost all of our rotorcraft work. This award to our Sterling Engineering subsidiary in Connecticut evidences our success in having our customers view Air Industries as one Company with many capabilities.

This award also furthers our goal of transitioning Sterling’s business from predominately “shop-assist” to make-complete product produced under long-term agreements.”

Additional information about the Company can be found in its filings with the SEC.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7079

ir@airindustriesgroup.com